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W. R. BERKLEY CORPORATION                                                NEWS
165 MASON STREET, P.O. BOX 2518                                          RELEASE
GREENWICH, CONNECTICUT 06836-2518
(203) 629-3000




FOR IMMEDIATE RELEASE                CONTACT:        Eugene G. Ballard
                                                     Senior Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer
                                                     203-629-3000

                       W. R. BERKLEY CORPORATION ANNOUNCES
              RESULTS OF OPERATIONS FOR THE SECOND QUARTER OF 1999

         Greenwich, CT, July 29, 1999 -- W.R. Berkley Corporation (NASDAQ:
BKLY), a property casualty insurance holding company, today announced results of operations for the second quarter and six months ended June 30, 1999.

         Second quarter 1999 operating income (net income before realized investment gains, restructuring charges, a change in an accounting principle, and extraordinary loss) was $5.4 million, or 21 cents per diluted share, compared with $16.2 million, or 55 cents per diluted share, for the second quarter of 1998. For the first half of 1999, operating income was $14.2 million, or 54 cents per diluted share, compared with $37.8 million, or $1.25 per diluted share, for the same period a year ago.

         Second quarter catastrophe losses, including the tornadoes in Oklahoma City in May, were $16.4 million, or 63 cents per diluted share, compared with $11.2 million, or 38 cents per diluted share, for the same period last year. Catastrophe losses for the first half were $23.3 million, or 88 cents per diluted share, compared with last year's $20.4 million, or 67 cents per diluted share.

         Gross premiums written increased 5 percent in the second quarter and 9 percent in the first six months of 1999. The increase in premium growth was partially offset by the purchase of additional reinsurance

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W.R. Berkley Corporation                                                  Page 2

protection. As a result, net premiums written in the second quarter increased 2 percent to $345.2 million, while total second-quarter revenues rose 5 percent to $416.3 million, up from $396.9 million for the same quarter a year ago. For the first six months of 1999, net premiums written and total revenues rose 8 percent and 6 percent, respectively, compared with the first half of 1998.

         Second quarter net income attributable to common shareholders was $5.6 million, or 22 cents per diluted share, compared with net income of $18.3 million, or 61 cents per diluted share, for the same period a year ago. For the first half, net income attributable to common shareholders was $4.3 million, or 17 cents per diluted share, versus $39.6 million, or $1.31 per diluted share, for the first six months of last year.

         First-half results include an after-tax restructuring charge in the first quarter of $7.3 million, or 28 cents per diluted share, related to the Company's previously announced restructuring of certain of its operating units. Under generally accepted accounting principles, the restructuring charge does not include costs related to systems changes, financial incentives and other activities, although they are directly related to the restructuring plan. Accordingly, in 1999 and 2000 the Company will incur additional after-tax charges of approximately $4.0 million related to these costs. Through the first half of 1999, the Company has incurred approximately $1.5 million of such after-tax charges. The restructuring, which should be substantially complete by the end of 1999, is expected to result in annual after-tax savings of approximately $12.4 million.

         As previously disclosed in the Company's 1998 Annual Report and Form 10-K, in the first quarter of 1999 the Company adopted AICPA Statement of

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W.R. Berkley Corporation                                                  Page 3


Position 97-3, Accounting by Insurance and Other Enterprises for
Insurance-Related Assessments. A non-cash, after-tax charge of $3.3 million, or 12 cents per diluted share, was recorded during the first quarter and is reflected in the financial statements as a cumulative effect of a change in accounting principle.

         Second quarter 1999 net income includes capital gains, net of taxes, of $200,000, or 1 cent per diluted share, compared with capital gains of $4.6 million, or 15 cents per diluted share, for the same period a year ago. For the first half of 1999, capital gains totaled $700,000, or 3 cents per diluted share, versus capital gains a year earlier of $6.8 million, or 23 cents per diluted share.

         A year ago, the repurchase and retirement of $34.7 million of long-term debt produced an extraordinary loss of $2.6 million for the second quarter and $5.0 million for the first six months of 1998. There was no comparable extraordinary item in 1999.

         Thus far in 1999, the Company has repurchased 730,000 shares of its common stock, leaving a balance of 1,270,000 shares available for repurchase under its current share repurchase authorization.

       Although market conditions remain very competitive, the specialty and alternative markets segments reported strong revenue growth and combined ratios under 100 percent for the first six months of 1999. Net premiums written for the specialty segment rose 7 percent to $137.9 million, with a combined ratio of
99.7 percent for the six months of 1999. Alternative markets revenues grew 10 percent, to $110.3 million, for the six-month period, with a combined ratio of
98.9 percent. The reinsurance segment reported net premiums written of $153.9 million, an increase of 22 percent for the first six months of 1999. The combined ratio for the reinsurance


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W.R. Berkley Corporation                                                  Page 4


segment, including losses related to the January 1999 earthquake in Columbia, was 109.3 percent for the first half of 1999. International operations reported an operating profit of $1.2 million on a 15 percent increase in first half revenues to $44.0 million.

       The Company's consolidation of its regional insurance units is proceeding on target. Of the $12.4 million in anticipated annual savings, management estimates that as of June 30, 1999 the Company has achieved personnel reductions and other consolidation-related benefits, on an annualized basis, of approximately 50 percent of the targeted savings, although the full impact of these and other initiatives will not be felt until calendar year 2000.

       Gross premiums written for the regional segment increased 5 percent to $391.1 million for the first six months of 1999, in part due to higher premium rates. Net premiums written for the regional segment increased 1 percent to $332.5 million for the six-month period, as the growth in gross premiums written was offset by the purchase of additional reinsurance coverage. The combined ratio for the six-month period was 110.7 percent. Storm losses for the regional companies were $30.2 million, or 9.4 points on the combined ratio. Storm losses were partially offset by aggregate reinsurance recoveries (net of additional premiums paid) of $9.5 million, or 2.6 points on the combined ratio. The regional companies' expense ratio was 36.9 percent for the second quarter and
36.1 percent for the first half of 1999. The expense ratio was impacted by the purchase of additional reinsurance coverage and by costs related to the restructuring. After adjusting for these items, the expense ratio would have been 33.2 percent for the second quarter and 34.1 percent for the first six months of 1999,

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W.R. Berkley Corporation                                                  Page 5



an improvement of 0.6 points and 0.3 points, respectively, compared with 1998.

         Commenting on the second-quarter results, William R. Berkley, chairman and chief executive officer, said "A weak pricing environment continued to adversely affect our overall results. This, along with a high level of catastrophe losses, produced combined ratios for our regional and reinsurance businesses that were well below our expectations.

         "Poor results in these two segments, however, were in sharp contrast to the excellent returns reported by our core specialty and alternative markets businesses. These knowledge-driven businesses, which have been good, consistent performers, hold excellent long-term opportunities for future growth.

         "At present, the ongoing challenge continues to be one of reshaping our business in a way that strengthens returns and builds long-term value for our shareholders. This process, which began in January with the restructuring of our regional business, will ultimately yield significant positive changes in our cost structure. But because of a variety of related transitional costs and obligations, most of these benefits will not be reflected until calendar 2000.

         "Pricing pressures are likely to remain a serious drag on performance for the balance of this year. While we have begun to see some signs of price stabilization and modest price increases in certain lines of business, it would be premature to declare a turn in the cycle. Our focus is not on waiting for the environment to change but on reshaping the business to yield better real returns."

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W.R. Berkley Corporation                                                  Page 6

         W.R. Berkley Corporation is a holding company which, through its subsidiaries, operates in all segments of the property casualty insurance business. The operating units are grouped for management purposes into five segments according to market served: Regional Property Casualty Insurance, Reinsurance, Specialty Insurance, Alternative Markets and International.

         This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based upon the Company's historical performance. They are subject to various risks and uncertainties, including but not limited to the impact of competition, product demand, catastrophe and storm losses, investment results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the 1999 fiscal year and beyond to differ materially from those expressed in any forward- looking statement made by, or on behalf of, the Company.

                       (See accompanying financial tables)
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W.R. Berkley Corporation                                                  Page 7



                                                              For the Three Months                For the Six Months
                                                                  Ended June 30,                      Ended June 30,
                                                             --------------------------        --------------------------
                                                                1999             1998             1999             1998
                                                             ---------        ---------        ---------        ---------
Revenues:                                                              (Amounts in thousands except per share data)

  Gross premiums written                                     $ 428,609        $ 407,442        $ 882,676        $ 806,656
                                                             ---------        ---------        ---------        ---------
  Net premiums written                                         345,187          339,826          725,771          673,658
  Change in unearned premiums                                    1,195          (20,838)         (37,417)         (52,037)
                                                             ---------        ---------        ---------        ---------
    Premiums earned                                            346,382          318,988          688,354          621,621
  Net investment income                                         51,181           52,384           97,175          108,778
  Management fees and
    Commissions                                                 17,852           17,775           36,248           36,363
  Realized gains on investments                                    285            7,090            1,013           10,507
  Other income                                                     550              673            1,173            2,916
                                                             ---------        ---------        ---------        ---------
    Total revenues                                             416,250          396,910          823,963          780,185
Operating costs and expenses:
  Losses and loss expenses                                    (249,258)        (217,578)        (492,097)        (422,780)
  Other operating costs
    And expenses                                              (152,133)        (139,043)        (296,358)        (272,223)
  Interest expense                                             (13,017)         (12,158)         (25,822)         (24,331)
  Restructuring charge                                              --               --          (11,505)              --
                                                             ---------        ---------        ---------        ---------
    Income (loss) before income taxes
     And minority interest                                       1,842           28,131           (1,819)          60,851

Federal income tax (expense) benefit                             4,450           (6,503)           9,623          (13,700)
                                                             ---------        ---------        ---------        ---------

  Income before minority interest                                6,292           21,628            7,804           47,151

     Minority interest                                            (668)           1,115              292            1,265
                                                             ---------        ---------        ---------        ---------

  Net income before preferred
     Dividends                                                   5,624           22,743            8,096           48,416

Preferred dividends                                                 --           (1,887)            (497)          (3,774)
                                                             ---------        ---------        ---------        ---------

  Net income attributable to common
    Stockholders before change in
     Accounting and extraordinary loss                           5,624           20,856            7,599           44,642
  Cumulative effect of change in
   Accounting principle (net of taxes)                              --               --           (3,250)              --
  Extraordinary loss on early
   Extinquishment of long-term debt
   (net of taxes)                                                   --           (2,582)              --           (5,017)
                                                             ---------        ---------        ---------        ---------
  Net income attributable to common
    Stockholders                                             $   5,624        $  18,274        $   4,349        $  39,625
                                                             =========        =========        =========        =========
Earnings per share:
    Basic                                                    $     .22        $     .64        $     .17        $    1.37
                                                             =========        =========        =========        =========
    Diluted                                                  $     .22        $     .61        $     .17        $    1.31
                                                             =========        =========        =========        =========
Average shares outstanding:
    Basic                                                       25,955           28,469           26,139           29,024
                                                             =========        =========        =========        =========
    Diluted                                                     26,095           29,734           26,304           30,271
                                                             =========        =========        =========        =========



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W.R. Berkley Corporation                                                  Page 8


                ADDENDUM #1 TO PRESS RELEASE DATED July 29, 1999
               Operating Statistics by Insurance Industry Segment
                  (Amounts in thousands except per share data)

                                                  For the Three Months                  For the Six Months
                                                     Ended June 30,                        Ended  June 30,
                                              -----------------------------         -----------------------------
                                                 1999               1998               1999               1998
                                              ----------         ----------         ----------         ----------
Regional Insurance:
  Net premiums written                        $  163,351         $  170,536         $  332,456         $  327,855
  Total revenues                                 167,801            176,466            346,475            344,909
  Pre-tax operating income (loss) (1)             (8,640)              (191)            (9,209)             5,356
  Loss ratio                                        76.1%              73.1%              73.8%              71.3%
  Expense ratio                                     36.9%              33.8%              36.1%              34.4%
  Policyholders' dividend ratio                       .8%                .8%                .8%                .7%
  Combined ratio (2)                               113.8%             107.7%             110.7%             106.4%

Reinsurance:
  Net premiums written                        $   75,486         $   65,378         $  153,878         $  126,488
  Total revenues                                  87,421             73,841            165,969            142,611
  Pre-tax operating income (1)                     6,551             10,188              9,764             21,666
  Loss ratio                                        73.4%              71.5%              75.6%              70.3%
  Expense ratio                                     33.2%              30.7%              33.7%              31.5%
  Combined ratio (2)                               106.6%             102.2%             109.3%             101.8%

Specialty Insurance:
  Net premiums written                        $   68,312         $   68,162         $  137,931         $  129,179
  Total revenues                                  82,169             76,888            154,555            151,426
  Pre-tax operating income (1)                    10,251             21,531             23,330             41,248
  Loss ratio                                        70.6%              56.3%              68.3%              59.0%
  Expense ratio                                     33.8%              30.9%              31.4%              31.6%
  Policyholders' dividend ratio                       .1%                .3%                --                 .1%
  Combined ratio (2)                               104.5%              87.5%              99.7%              90.7%

Alternative Markets:
  Net premiums written                        $   17,935         $   16,156         $   63,409         $   54,131
  Total revenues                                  56,339             49,753            110,250            100,436
  Pre-tax operating income (1)                     8,958              9,402             16,986             18,373
  Loss ratio                                        63.7%              57.0%              66.8%              64.4%
  Expense ratio                                     46.4%              48.7%              32.1%              34.4%
  Combined ratio (2)                               110.1%             105.7%              98.9%              98.8%
International:
  Net premiums written                        $   20,103         $   19,594         $   38,097         $   36,005
  Total revenues                                  22,970             19,136             44,034             38,471
  Pre-tax operating income (loss)(1)(3)            1,857             (2,669)             1,231             (3,755)
  Loss ratio                                        45.0%              59.0%              50.8%              59.6%
  Expense ratio                                     49.3%              51.2%              51.3%              52.1%
  Combined ratio (2)                                94.3%             110.2%             102.1%             111.7%

Combined:
  Net premiums written                        $  345,187         $  339,826         $  725,771         $  673,658
  Total revenues                                 416,700            396,084            821,283            777,853
  Pre-tax operating income (1)                    18,977             38,261             42,102             82,888
  Loss ratio                                        71.5%              67.8%              71.2%              67.8%
  Expense ratio                                     36.7%              34.3%              35.2%              34.3%
  Policyholders' dividend ratio                       .4%                .5%                .4%                .4%
  Combined ratio (2)                               108.6%             102.6%             106.8%             102.5%

(1) Pre-tax operating income (loss) represents earnings before the effects of realized investment gains.

(2)      Based on statutory accounting practices.

(3)      Represents results before minority interest.



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W.R. Berkley Corporation                                                  Page 9





                            W. R. BERKLEY CORPORATION
                ADDENDUM #2 TO PRESS RELEASE DATED July 29, 1999
                            Supplementary Information
                  (Amounts in thousands except per share data)

                                                     For the Three Months                   For the Six Months
                                                         Ended June 30,                       Ended June 30,
                                                    1999               1998               1999               1998
                                                 ----------         ----------         ----------         ----------
After-tax earnings amounts:
Operating income                                 $    5,439         $   16,247         $   14,235         $   37,812
Restructuring charge (net of
 minority interest)                                      --                 --             (7,294)                --
Extraordinary loss                                       --             (2,582)                --             (5,017)
Cumulative effect of change in
 Accounting principle                                    --                 --             (3,250)                --
Realized investment gains                               185              4,609                658              6,830
                                                 ----------         ----------         ----------         ----------
   Net income                                    $    5,624         $   18,274         $    4,349         $   39,625
                                                 ==========         ==========         ==========         ==========

After-tax diluted earnings per share:
Operating income                                 $      .21         $      .55         $      .54               1.25
Restructuring charge (net of
 minority interest)                                      --                 --               (.28)                --
Extraordinary loss                                       --               (.09)                --               (.17)
Cumulative effect of change in
 Accounting principle                                    --                 --               (.12)                --
Realized investment gains                               .01                .15                .03                .23
                                                 ----------         ----------         ----------         ----------
    Net income                                   $      .22         $      .61         $      .17         $     1.31
                                                 ==========         ==========         ==========         ==========
Cash flow from(used in) operations                  (13,824)            30,478              5,916             55,819
Return on Common Stockholders' equity (1):
   Net income                                           3.3%               9.3%               1.2%              10.0%
   Operating income                                     3.2%               8.2%               4.1%               9.6%


                                                 June 30,       December 31,
                                                  1999             1998
                                                  ----             ----
Balance sheet information:

Total investments (2)                           $3,042,306       $3,233,458
Total assets                                     4,798,603        4,983,431
Reserves for losses and loss expenses            2,174,680        2,126,566
Long-term debt                                     394,618          394,444
Capital Trust Securities                           208,010          207,988
Preferred equity                                        --           98,093
Common Stockholders' equity                        680,175          763,188
Common shares outstanding                           25,786           26,504
Common stockholders' equity per share (3)            26.38            28.80

(1)      Excluding the effect of fixed maturity unrealized gains.

(2) Including trading account receivable from broker and clearing organizations and trading securities sold but not yet purchased.

(3) Included in the calculation of common stockholders' equity per share are after-tax unrealized investment losses of $8.1 million and unrealized investment gains of $54.7 million as of June 30, 1999 and December 31, 1998, respectively.